Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        INTERNATIONAL DISPLAYWORKS, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                                           94-3333649
          --------                                           ----------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)




         1613 Santa Clara Drive, Suite 100, Roseville, California 95661
         -----------------------------------------------------------------
         (Address of Principal Executive Offices)               (Zip Code)


                           2005 Equity Incentive Plan
                            (Full title of the plan)


                                 Thomas A. Lacey
                        1613 Santa Clara Drive, Suite 100
                            Roseville, California 95661
                     (Name and address of agent for service)

                                 (916) 797-6800
          (Telephone number, including area code, of agent for service)


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


                         CALCULATION OF REGISTRATION FEE

========================= ======================= ======================= ======================= ======================
Title of each class of                               Proposed maximum        Proposed maximum
securities to be               Amount to be         offering price per      aggregate offering          Amount of
registered                      registered                share                   price             registration fee
------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Common Stock                    2,834,973                $7.95(2)           $22,538,035.35(2)           $2,652.73
                                ---------                -----              --------------              ---------
underlying the 2005
Equity Incentive Plan
reserved for future
issuanc
------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Total                                                                                                   $2,652.73
                                                                                                         --------
========================= ======================= ======================= ======================= ======================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Calculated in accordance with Rule 457(h) based on the average of the high and low prices of the Company's securities on the NASDAQ National Market on June
1, 2005.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Securities and Exchange Commission rules and regulations allow us to "incorporate by reference" the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:

               (1) Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 2004;

               (2) Registrant's Quarterly Report on Form 10-Q for the quarters ended January 31, 2005 and April 30, 2005;

               (3) Registrant's Proxy Statement for the Annual Meeting held on March 23, 2005; and

               (4) Registrant's current reports on Form 8-K filed on January 6, 2005, January 6, 2005, January 11, 2005, January 24, 2005,
                    February 7, 2005,  March 1, 2005,  March 10, 2005, March 16,
                    2005,  March 31,  2005,  April 4, 2005,  April 4, 2005,  and
                    April 13, 2005.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, following the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and will be made a part of it from the date of filing with the Securities and Exchange Commission.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

     We are authorized by our Certificate of Incorporation to issue 100,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value. As of May 18, 2005, there were 31,691,206 shares of common stock and no shares of preferred stock outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.

Item 4.  Description of Securities.

     The Registrant's common stock to be offered under this registration statement is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     None.

Item 6.  Indemnification of Directors and Officers.

     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power to indemnify its directors, officers, employees and agents from expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, in which such person is involved by reason of the fact such person were or are directors, officers, employees or agents of the Company, provided that such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such person may not be indemnified if the person has been adjudged liable to the corporation in the performance of such person's duties to the corporation, unless the Court of Chancery or the court in which such action or suit was brought determines that, in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. To the extent that such person has been successful on the merits or otherwise in defense of any proceeding, the General Corporate Law of the State of Delaware provides that such person shall be indemnified against expenses (including attorney's fee) reasonably and actually incurred. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or stock redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

Exhibit Number      Description of Exhibit
--------------      ----------------------
      4.1           2005 Equity Incentive Plan(1)

      5.1           Opinion of Bartel Eng & Schroder dated September 16, 2003

      23.1          Consent of Bartel Eng & Schroder is contained in Exhibit 5.1

      23.2 Consent of Grant Thornton-Hong Kong, Independent Registered Public Accounting Firm.

(1) Incorporated by reference to the Company's Proxy Statement for the meeting held on March 23, 2005 (File No. 000-27002)

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     * * * *

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rocklin, State of California.

                             INTERNATIONAL DISPLAYWORKS, INC.,
                             a Delaware corporation

                                /s/ Thomas A. Lacey
Dated:   June 3, 2005        By:------------------------------
                               Thomas A. Lacey,
                               Chairman of the Board and Chief Executive Officer (Principal Executive Officer)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                             INTERNATIONAL DISPLAYWORKS, INC.,
                             a Delaware corporation


                                /s/ Thomas A. Lacey
Dated:   June 3, 2005        By:-------------------------------
                                Thomas A. Lacey, Chairman of the Board and
                                Chief Executive Officer
                                (Principal Executive Officer)


                                /s/ Mark A. Christensen
Dated:   June 6, 2005        By:------------------------------
                                Mark A. Christensen, Director


                                /s/ Ronald Cohan
Dated:   June 6, 2005        By:------------------------------
                                Ronald Cohan, Director


                                /s/ Anthony Genovese
Dated:   June 3, 2005        By:-------------------------------
                                Anthony Genovese, Director

                                /s/ Glenn E. Neland
Dated:   June 3, 2005        By:-------------------------------
                                Glenn E. Neland, Director


                                /s/ Timothy Nyman
Dated:   June 6, 2005        By:-------------------------------
                                Timothy Nyman, Director


                                /s/ D. Paul Regan
Dated:   June 6, 2005        By:-------------------------------
                                D. Paul Regan, Director


                                /s/ Jeffrey G. Winzeler
Dated:   June 3, 2005        By:-------------------------------
                                Jeffrey G. Winzeler, Chief Financial Officer
                                (Chief Financial and Accounting Officer)